Exhibit 99.1

MCX TECHNOLOGIES CORPORATION ANNOUNCES ADDITIONAL LEADERSHIP AND PLANNED FOCUS ON WEB 3.0 PLATFORMS

NEWS PROVIDED BY

MCX Technologies Corporation

Dec 14, 2021, 08:00 ET

CLEVELAND, Dec. 14, 2021 /PRNewswire/ - MCX Technologies Corporation (TSXV: MCX) ("MCX Technologies" or the "Company") announced the appointment of Mr. Christopher Rowlison as Chief Executive Officer of the Company, replacing Matthew Kruchko, who will serve as the President of the Company's wholly-owned subsidiary, The Collective Experience, LLC. The Company also announced that it intends to shift its focus from providing digital transformation solutions to focusing on developing Web 3.0 technologies and applications. Going forward, the Company's current digital solutions business will be mostly provided through The Collective Experience.

It is intended that Mr. Rowlison will lead the day-to-day operations of the Company with a significant focus on driving the Company's planned development of Web 3.0 technologies. The Company's board of directors believes that Mr. Rowlison brings a deep background in executive leadership, strategy, marketing, and technology. Most recently he was President of Liquid Agency, a brand, customer, and employee experience firm based in Silicon Valley. Mr. Rowlison was also Senior Vice President & Chief Client Officer at Wire Stone, a digital services company, where he spent fifteen (15) years in various positions. Previously, Mr. Rowlison worked Internationally and focused on Emerging Market Solutions for Hewlett-Packard.

"We believe that Mr. Rowlison brings demonstrated success along with relevant industry experience and a strategic vision to the Company's leadership that will support the implementation of our strategy to develop a Web 3.0 technologies business in order to deliver value to our stakeholders and accelerate the Company's growth," commented MCX Technologies Chairman Gregg Budoi. "The appointment of Mr. Rowlison will allow Matthew Kruchko to focus his attention on developing digital transformation initiatives primarily through The Collective Experience."

About MCX Technologies

MCX Technologies is a company focused on pursing innovations in the Web 3.0 solutions market. https://www.mcxtechnologies.io/

For more information, please contact Christopher Rowlison:

General Information: 1-208-863-6243

Investors: ir@mcxtechnologies.io

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the United States securities laws and applicable Canadian securities legislation. These statements are, in effect, management's attempt to predict future events, and thus are subject to various risks and uncertainties.

SOURCE MCX Technologies Corporation